EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

THE KROGER CO.,

VIGOR ACQUISITION CORP.

and

VITACOST.COM, INC.

Dated as of July 1, 2014

Page

ARTICLE I	DEFINITIONS & INTERPRETATIONS	2
1.1	Certain Definitions	2
1.2	Additional Definitions	10
1.3	Certain Interpretations	13
ARTICLE II	THE OFFER	13
2.1	The Offer	13
2.2	Company Actions	17
2.3	Company Board of Directors and Committees; Section 14(f) of Exchange Act	19
2.4	Top-Up Option	21
ARTICLE III	THE MERGER	23
3.1	The Merger	23
3.2	The Effective Time	23
3.3	The Closing	23
3.4	Effect of the Merger	23
3.5	Certificate of Incorporation and Bylaws	24
3.6	Directors and Officers	24
3.7	Effect on Capital Stock	24
3.8	Exchange of Certificates	27
3.9	No Further Ownership Rights in Company Common Stock	29
3.10	Lost, Stolen or Destroyed Certificates	29
3.11	Necessary Further Actions	29
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	30
4.1	Organization; Good Standing	30
4.2	Corporate Power; Enforceability	30
4.3	Requisite Stockholder Approval	30
4.4	Non-Contravention	31
4.5	Required Governmental Approvals	31
4.6	Company Capitalization	32
4.7	Subsidiaries	33

i

(continued)

Page

4.8	Company SEC Reports and Listing Requirements	34
4.9	Company Financial Statements	34
4.10	No Undisclosed Liabilities; Off-Balance Sheet Arrangements	36
4.11	Absence of Certain Changes	36
4.12	Material Contracts	36
4.13	Real Property	39
4.14	Personal Property and Assets	40
4.15	Intellectual Property	40
4.16	Tax Matters	42
4.17	Employee Plans	43
4.18	Labor Matters	45
4.19	Permits	46
4.20	Compliance with Laws	46
4.21	Environmental Matters	47
4.22	Litigation	48
4.23	Insurance	48
4.24	Related Party Transactions	49
4.25	Brokers	49
4.26	Opinion of Financial Advisor	49
4.27	State Anti-Takeover Statutes	49
4.28	Schedule TO; Schedule 14D-9 and Proxy Statement	49
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB	50
5.1	Organization; Good Standing	50
5.2	Corporate Power; Enforceability	51
5.3	Non-Contravention	51
5.4	Required Governmental Approvals	51
5.5	Litigation	52
5.6	Schedule TO; Schedule 14D-9 and Proxy Statement	52
5.7	Ownership of Company Capital Stock	53
5.8	Brokers	53

(continued)

Page

5.9	Operations of Acquisition Sub	53
5.10	Funds	53
ARTICLE VI	COVENANTS OF THE COMPANY	53
6.1	Interim Conduct of Business	53
6.2	No Solicitation	56
ARTICLE VII	ADDITIONAL COVENANTS	58
7.1	Reasonable Best Efforts to Complete	58
7.2	Antitrust Filings	59
7.3	Proxy Statement	60
7.4	Company Stockholder Meeting; Short-Form Merger	61
7.5	Company Board Recommendation	62
7.6	Public Statements and Disclosure	63
7.7	Anti-Takeover Laws	64
7.8	Access; Confidentiality	64
7.9	Section 16(b) Exemption	65
7.10	Directors’ and Officers’ Indemnification and Insurance	65
7.11	Employee Matters	68
7.12	Obligations of Acquisition Sub	69
7.13	Notification of Certain Matters	69
7.14	Certain Litigation	70
7.15	Treatment of Company Warrants	70
ARTICLE VIII	CONDITIONS TO THE MERGER	70
8.1	Conditions	70
ARTICLE IX	TERMINATION, AMENDMENT AND WAIVER	71
9.1	Termination Prior to the Acceptance Time	71
9.2	Termination Before or After Acceptance Time and Prior to Effective Time	72
9.3	Notice of Termination; Effect of Termination	72
9.4	Fees and Expenses	73
9.5	Amendment	74

(continued)

Page

9.6	Extension; Waiver	74
ARTICLE X	GENERAL PROVISIONS	75
10.1	Survival of Representations, Warranties and Covenants	75
10.2	Notices	75
10.3	Assignment	76
10.4	Confidentiality	76
10.5	Entire Agreement	76
10.6	Third Party Beneficiaries	77
10.7	Severability	77
10.8	Remedies	77
10.9	Governing Law	78
10.10	Consent to Jurisdiction	78
10.11	WAIVER OF JURY TRIAL	78
10.12	Company Disclosure Letter References	78
10.13	Counterparts	79

ANNEX A       Conditions to the Offer

EXHIBIT A      Form of Tender and Support Agreements

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 1, 2014 by and among The Kroger Co., an Ohio corporation (“Parent”), Vigor Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), and Vitacost.com, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that Acquisition Sub shall commence a tender offer (the “Offer”) to acquire all of the outstanding shares (the “Company Shares”) of Common Stock, par value $0.00001 per share, of the Company (the “Company Common Stock”), at a price of $8.00 per Company Share, net to the holder thereof in cash (such amount, or any higher amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that, as soon as practicable following the consummation of the Offer, Acquisition Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each Company Share that is not tendered and accepted pursuant to the Offer (other than Cancelled Company Shares, Dissenting Company Shares and Non-Cancelled Company Shares) will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, and the Company will survive the Merger as a wholly-owned subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend for the Merger to be effected under Section 251(h) of the DGCL pursuant to the terms of this Agreement;

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein and (iii) resolved to recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Acquisition Sub pursuant to the Offer and, if required by the applicable provisions of Delaware Law, adopt this Agreement;

WHEREAS, the board of directors of each of Parent and Acquisition Sub have (i) declared the transactions contemplated by this Agreement are in the best interest of Parent and Acquisition Sub, respectively, and (ii) approved the execution by Parent and Acquisition Sub, respectively, of this Agreement;

WHEREAS, Parent has required, as a condition to its willingness to enter into this Agreement, that certain stockholders and their Affiliates, collectively (the “Major Stockholders”) enter into a Tender and Support Agreement, dated as of the date hereof (the “Support Agreement”), simultaneously herewith, pursuant to which, among other things, the Major Stockholders have agreed to vote to tender their Company Shares and take certain other actions in furtherance of the Merger, in each case on the terms and subject to the conditions provided for in the Support Agreement; and

WHEREAS, Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

Article I

DEFINITIONS & INTERPRETATIONS

1.1     Certain Definitions.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, in either case containing provisions that require any counter-party(ies) thereto (and any of its(their) representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential, provided that such confidentiality provisions are no less restrictive in the aggregate to such counter-party(ies) (and any of its(their) representatives named therein) than the terms of the Confidentiality Agreement and provided, further, that such agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company from complying with Section 6.2. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” need not contain any “standstill” or other similar provisions.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Acquisition Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of Company Shares representing more than twenty percent (20%) of the Company Shares outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the Company Shares outstanding after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition); (iii) any merger, consolidation, business combination, share exchange or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold Company Shares representing more than twenty percent (20%) of the Company Shares outstanding after giving effect to the consummation of such transaction; (iv) a liquidation, dissolution or other winding up of the Company; (v) any transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, more than twenty percent (20%) of the Company Shares or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 20% of the voting power of the Company; or (vi) any combination of the foregoing.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of Florida or is a day on which banking institutions located in the State of Florida are authorized or required by Law or other governmental action to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2014 set forth in the Company’s Quarterly Report on Form 10-Q filed by the Company with the SEC for the quarterly period ended March 31, 2014.

“Company Balance Sheet Date” shall mean March 31, 2014.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Intellectual Property Rights” means Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries including the Registered Intellectual Property Rights listed on Section 4.15(a) of the Company Disclosure Letter.

“Company Material Adverse Effect” shall mean any change, effect, event, occurrence or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes, that has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be, cause or constitute a “Company Material Adverse Effect,”:

(i)     general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)     conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)     conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv)     acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v)     earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi)     changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii)     the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby;

(viii)     any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates, or to which Parent has requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement;

(ix)     changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

(x)     any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, including legal proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement.

provided, however, that Changes referred to in clauses “(i)”, “(iii)”, “(iv)” and “(vi)” above shall be considered for purposes of determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect if and to the extent such Changes has had or would reasonably be expected to have a disproportionate adverse effect on the Company, as compared to other companies operating in the industries in which the Company operates.

“Company Options” shall mean any options to purchase Company Common Stock outstanding under any of the Company Stock Plans.

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.00001 per share, of the Company.

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property Rights owned by, filed in the name of, or applied for by the Company or any of its Subsidiaries.

“Company Restricted Stock Units” shall mean any award to deliver Company Common Stock upon the satisfaction of specified vesting criteria that is outstanding under any of the Company Stock Plans.

“Company Stock Plans” shall mean (i) the Company’s 2011 Incentive Compensation Plan, (ii) the Company’s 2007 Stock Award Plan, and (iii) any other compensatory equity plans or Contracts of the Company.

“Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

“Company Warrants” shall mean any outstanding warrants to purchase Company Capital Stock.

“Continuing Employees” shall mean all employees of the Company who, as of the Closing, are offered and timely accept employment by Parent or any Subsidiary of Parent, who continue their employment with the Company or any of its Subsidiaries or, outside the U.S., who remain or become employees of the Company or any of its Subsidiaries, Parent or any Subsidiary of Parent as required by applicable Law.

“Contract” shall mean any binding written, oral or by conduct agreement, contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, understanding, arrangement, instrument or other legally binding agreement.

“Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“DOL” shall mean the United States Department of Labor or any successor thereto.

“Environmental Law” shall mean any and all applicable Laws relating to (i) pollution, (ii) the protection of the environment (including ambient air, indoor air, surface water, groundwater, soil, substrata or land), endangered species, or natural resources, (iii) exposure of any individual to Hazardous Substances, or (iv) otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive materials, and asbestos.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Intellectual Property” shall mean all intellectual property, regardless of form, including: (i) published and unpublished works of authorship, including audiovisual works, collective works, computer programs (including all source code and object code) and all other technology, compilations, databases, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features (“Trademarks”); (iv) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”); and (v) internet domain names and numbers.

“Intellectual Property Rights” shall mean all rights in, arising out of, associated with, or protecting Intellectual Property in any jurisdiction, including: (i) rights in, arising out of, or associated with Works of Authorship, including rights granted under the Copyright Act (“Copyright Rights”); (ii) rights in, arising out of, or associated with Inventions, including rights granted under the Patent Act (“Patent Rights”); (iii) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act (“Trademark Rights”); and (iv) rights in, arising out of, or associated with Confidential Information, including rights granted under the Uniform Trade Secrets Act.

“Intervening Event” shall mean an event or circumstance that was not known or reasonably foreseeable to the Company Board on the date of this Agreement, which event or circumstance becomes known to the Company Board prior to the Acceptance Time; provided, however, that in no event shall any change in, or event or condition generally affecting, the industry in which the Company operates that has not had or would not reasonably be expected to have a disproportionate effect on the Company constitute an Intervening Event.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Knowledge” of the Company, with respect to any matter in question, shall mean the knowledge after due inquiry of the Company’s directors and executive officers, and all other officers having knowledge relating to the applicable matter.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any action, lawsuit, litigation, arbitration, proceeding (including civil, criminal, administrative or appellate proceeding), hearing, commenced, brought or conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liabilities” shall mean any debt, liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, liability, obligation or commitment is immediately due and payable).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Nasdaq” shall mean The Nasdaq Global Market.

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and real estate licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law (other than Tax Law); (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014; (ix) statutory, common law or contractual liens of landlords; (x) with respect to Intellectual Property and Intellectual Property Rights, restrictions associated with non-exclusive licenses and (xi) Liens described in Section 1.1 of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Information” means, in addition to any definition provided by the Company for any similar term (e.g., “personally identifiable information” or “PII”) in any Company privacy policy or other public-facing statement, all information that identifies, allows identification of or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), date of birth, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), together with other information to the extent collected and associated by the Company with such individual, as so associated, which may include (to the extent collected and associated by the Company with such individual, as so associated): (a) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information); (b) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed); and (c) Internet Protocol addresses, unique device identifiers or other persistent identifiers.  Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person.  Personal Information includes the foregoing information in any form, including paper, electronic and other forms.

“Privacy Laws” means all Laws governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure or transfer of Personal Information, including the Children’s Online Privacy Protection Act as revised effective July 1, 2013, the California Online Privacy Protection Act, the Communications Decency Act, the Payment Card Industry Data Security Standard, the CAN-SPAM Act, Canada’s Anti-Spam Legislation and all Laws governing breach notification.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction, including (i) all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patent Rights; (ii) all applications, renewals, extensions, and reversions associated with Copyright Rights; and (iii) all applications, renewals, and extensions associated with Trademark Rights.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account reasonably available information (including relevant legal, financial and regulatory aspects of such Acquisition Proposal) and the likelihood of consummation of such Acquisition Transaction, would be more favorable from a financial point of view to the Company Stockholders (in their capacity as such) than the Offer and the Merger, after taking into account any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than twenty percent (20%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “more than seventy-five percent (75%).”

“Tax” shall mean (i) any and all U.S. federal, state and local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, occupancy, ad valorem, transfer, franchise, environmental, customs duty, capital stock, severance, stamp, withholding, payroll, recapture, employment, unemployment, disability, excise, production, escheat, excise, property and other taxes, duties or assessments in the nature of taxes, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (ii) any liability in respect of items described in clause (i) or payable by reason of contract, assumption, transferee liability, operation of law, Treas. Reg. § 1.1502-6(a) (or any predecessor or successor thereof and any analogous or similar provision under law) or otherwise.

1.2     Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Acceptance Time	2.3(a)
Acquisition Sub	Preamble

Term	Section Reference
Agreement	Preamble
Arrangements	4.17(m)
Assets	4.14
Cancelled Company Shares	3.7(a)(ii)
Capitalization Date	4.6(a)
Certificate of Merger	3.2
Certificates	3.8(c)
Closing	3.3
Closing Date	3.3
Collective Bargaining Agreement	4.18(a)
Company	Preamble
Company Board Recommendation	7.5(a)
Company Board Recommendation Change	7.5(b)
Company Board Recommendation Notice	7.5(e)
Company Common Stock	Recitals
Company Compensation Committee	4.17(m)
Company Disclosure Letter	Article IV
Company IP Contract	4.15(b)
Company Plans	7.11(a)
Company Product	4.20(b)
Company SEC Reports	4.8
Company Securities	4.6(c)
Company Shares	Recitals
Company Stockholder Meeting	7.4(a)
Competing Acquisition Transaction	9.4(b)(i)
Confidentiality Agreement	10.4
Consent	4.5
Continuing Directors	2.3(a)
Covered Securityholders	4.17(m)
D&O Insurance	7.10(c)
DGCL	Recitals
Dissenting Company Shares	3.7(c)(i)
Effective Time	3.2
Employee Plans	4.17(a)
Employment Compensation Arrangement	4.17(m)
Enforceability Limitations	4.2
ERISA Affiliate	4.17(a)
Exchange Fund	3.8(b)
Expenses	9.4(a)
Fraud and Bribery Laws	4.20(c)
Indemnified Persons	7.10(a)
IT Systems	4.15(h)
Leased Real Property	4.13(b)
Leases	4.13(b)
Major Stockholder	Recital

Term	Section Reference
Material Contract	4.12(a)
Maximum Annual Premium	7.10(c)
Merger	Recitals
Merger Consideration	3.7(a)(i)
Minimum Condition	2.1(a)(i)
New Plans	7.11(b)
Non-Cancelled Company Shares	3.7(a)(ii)
Notice of Superior Proposal	7.5(e)
Notice Period	7.5(e)
Offer	Recitals
Offer Documents	2.1(g)(i)
Offer Price	Recitals
Offer to Purchase	2.1(a)
Old Plans	7.11(b)
Option Consideration	3.7(d)
Owned Real Property	4.13(a)
Parent	Preamble
Parent Plans	7.11(a)
Payment Agent	3.8(a)
Permits	4.19
Proxy Statement	4.28(c)
Representatives	6.2(b)
Requisite Stockholder Approval	4.3
Restricted Stock Unit Consideration	3.7(e)
Schedule 14D-9	2.2(b)
Schedule TO	2.1(g)(i)
Short-Form Threshold	2.4(a)
Subsidiary Securities	4.7(c)
Support Agreement	Recitals
Surviving Corporation	3.1
Tail Period	9.4(b)(i)
Tax Returns	4.16(a)
Termination Date	9.1(b)
Termination Fee	9.4(b)(i)
Top-Up Notice	2.4(c)
Top-Up Notice Receipt	2.4(c)
Top-Up Option	2.4(a)
Top-Up Option Shares	2.4(a)
Uncertificated Shares	3.8(c)
Vendor Contract	4.12(a)(xiv)

1.3     Certain Interpretations.

(a)     Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b)     Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c)     The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d)     Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e)     Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f)     References to “$” and “dollars” are to the currency of the United States of America.

(g)     Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(h)     When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(i)     The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Article II

THE OFFER

2.1     The Offer.

(a)     Terms and Conditions of the Offer. Provided that this Agreement shall not have been terminated pursuant to Article IX, as promptly as practicable after the date hereof (but in no event more than fifteen (15) Business Days thereafter), Acquisition Sub shall (and Parent shall cause Acquisition Sub to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase any and all of the Company Shares at a price per Company Share, subject to the terms of Section 2.1(c), equal to the Offer Price. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the Company Stockholders and contains the terms and conditions set forth in this Agreement and in Annex A. Each of Parent and Acquisition Sub shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. The Offer shall be subject only to:

(i)     the condition (the “Minimum Condition”) that, prior to the expiration of the Offer, there be validly tendered and not withdrawn in accordance with the terms of the Offer a number of Company Shares that, together with the Company Shares then owned by Parent and Acquisition Sub (if any), represents at least a majority of all then outstanding Company Shares on a fully diluted basis (not including Company Shares tendered pursuant to guaranteed delivery procedures); and

(ii)     the other conditions set forth in Annex A.

(b)     Acquisition Sub expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company in its sole discretion, Acquisition Sub may not (and Parent shall not permit Acquisition Sub to) (i) waive the Minimum Condition, the condition set forth in clause (A) of Annex A or the condition set forth in clause (C)(1) of Annex A, and (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Offer Price or the number of Company Shares sought in the Offer, (C) extends the Offer, other than in a manner required by the provisions of Section 2.1(d), (D) imposes conditions to the Offer other than those set forth in Annex A, (E) modifies the conditions set forth in Annex A, or (F) amends any other term or condition of the Offer in any manner that is material and adverse to the holders of Company Shares.

(c)     Adjustments to the Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Acquisition Sub’s acceptance for payment of, and payment for, Company Shares that are tendered pursuant to the Offer.

(d)     Expiration and Extension of the Offer.

(i)     Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at midnight, New York Time, on the date that is twenty (20) business days (for this purpose calculated in accordance with Section 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii)     Notwithstanding the provisions of Section 2.1(d)(i) or anything to the contrary set forth in this Agreement:

(A)     Acquisition Sub shall extend the Offer for any period required by any Law or Order, or any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq, in any such case which is applicable to the Offer; and

(B)     in the event that all of the conditions to the Offer, including the Minimum Condition or any of the other conditions set forth on Annex A, are not satisfied or waived (if permitted hereunder) as of any then scheduled expiration of the Offer, Acquisition Sub shall extend the Offer for successive extension periods of up to ten (10) Business Days each (or any longer period as may be approved in advance by the Company) in order to permit the satisfaction of all of the conditions to the Offer; provided, however, that the foregoing clauses (A) or (B) of this Section 2.1(d)(ii) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to the terms of Article IX.

(iii)     Neither Parent nor Acquisition Sub shall extend the Offer in any manner other than pursuant to and in accordance with the provisions of Section 2.1(d)(ii) without the prior written consent of the Company.

(iv)     Neither Parent nor Acquisition Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Acquisition Sub shall (and Parent shall cause Acquisition Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one Business Day) after such termination of this Agreement.

(e)     Payment for Company Shares. On the terms and subject to conditions set forth in this Agreement and the Offer, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment, and pay for, all Company Shares that are validly tendered and not withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 2.1(d)(ii)). Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to pay for any Company Shares that Acquisition Sub becomes obligated to purchase pursuant to the Offer, provided, however, that without the prior written consent of the Company, Acquisition Sub shall not accept for payment or pay for any Company Shares if, as a result, Acquisition Sub would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition. The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, subject to reduction for any applicable withholding taxes payable in respect thereof.

(f) Subsequent Offering Period. Subject to the last sentence of this Section 2.1(f), Acquisition Sub may (but shall not be required to), and the Offer to Purchase shall reserve the right to, provide for a “subsequent offering period” (within the meaning of Rule 14d-11 promulgated under the Exchange Act) of not less than three (3) nor more than twenty (20) Business Days immediately following the expiration of the Offer. Subject to the terms and conditions of this Agreement and the Offer, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment, and pay for, all Company Shares that are validly tendered during the “subsequent offering period” promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after any such Company Shares are validly tendered during the “subsequent offering period.” Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to pay for any Company Shares that Acquisition Sub becomes obligated to purchase during such “subsequent offering period.” The Offer Price payable in respect of each Company Share that is validly tendered during the “subsequent offering period” shall be paid net to the holder thereof in cash, subject to reduction for any applicable withholding taxes payable in respect thereof. Notwithstanding anything to the contrary set forth in this Agreement, Acquisition Sub shall not (and Parent shall cause Acquisition Sub not to) commence any “subsequent offering period” after the Acceptance Time if the Merger can be effected pursuant to either (i) Section 251(h) of the DGCL or (ii) Section 253 of the DGCL without exercise of the Top-Up Option or assuming exercise of the Top-Up Option.

(g)     Schedule TO; Offer Documents. As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Acquisition Sub shall:

(i)     prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer in accordance with Rule 14d-3(a) promulgated under the Exchange Act, which Schedule TO shall contain (A) as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer and (B) notice to holders of Company Shares informing such holders of their rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL (together with any supplements or amendments thereto, the “Offer Documents”);

(ii)     deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iii)     give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to Nasdaq in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iv)     cause the Offer Documents to be disseminated to all holders of Company Shares as and to the extent required by the Exchange Act.

Subject to the provisions of Section 7.5, the Schedule TO and the Offer Documents may include a description of the determinations, approvals and recommendations of the Company Board set forth in Section 2.2(a) and Section 7.5(a) that relate to the Offer. The Company shall furnish in writing to Parent and Acquisition Sub all information concerning the Company and its Subsidiaries that is required by applicable Law to be included in the Schedule TO or the Offer Documents so as to enable Parent and Acquisition Sub to comply with their obligations under this Section 2.1(g). Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule TO and the Offer Documents in order to satisfy applicable Laws. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Acquisition Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or Nasdaq. Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC, and Parent and Acquisition Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Acquisition Sub shall provide in writing to the Company and its counsel any and all comments or other communications, whether written or oral, that Parent, Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after such receipt, and Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Parent and Acquisition Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel) and to participate in any discussions with the SEC or its staff regarding any such comments.

2.2     Company Actions.

(a)     Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to Parent and Acquisition Sub that, at a meeting duly called and held prior to the date hereof, the Company Board has, upon the terms and subject to the conditions set forth herein:

(i)     determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement;

(ii)     based on written representations and warranties made by Parent and Acquisition Sub, determined that neither Parent nor Acquisition Sub is an “interested stockholder” as defined in Section 203(c) of the DGCL;

(iii)     approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein, the Support Agreements and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein; and

(iv)     resolved to recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Acquisition Sub pursuant to the Offer and, if required by the applicable provisions of Delaware Law, adopt this Agreement; provided, however, that such recommendation may be withheld, withdrawn, amended or modified in accordance with the terms of Section 7.5.

The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that the foregoing recommendation of the Company Board is not withheld, withdrawn, amended or modified in accordance with Section 7.5, the Company hereby consents to the inclusion of such recommendation in the Offer Documents.

(b)     Schedule 14D-9. The Company shall (i) file with the SEC concurrently with the filing by Parent and Acquisition Sub of the Schedule TO a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”), which shall include the Company Board Recommendation and (ii) cause the Schedule 14D-9 to be mailed to the Company Stockholders promptly after the commencement of the Offer. To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Shares together with the Offer Documents. Each of Parent and Acquisition Sub shall furnish in writing to the Company all information concerning Parent and Acquisition Sub that is required by applicable Laws to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 2.2(b). Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, Parent and Acquisition Sub shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws. Unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel (it being understood that Parent, Acquisition Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide in writing to Parent, Acquisition Sub and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel) and to participate in any discussions with the SEC or its staff regarding any such comments.

(c)     Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, furnish Parent and Acquisition Sub with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Acquisition Sub (and their respective agents) shall:

(i)     hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii)     use such information only in connection with the Offer and the Merger; and

(iii)     if (A) this Agreement shall be terminated pursuant to Article IX, and (B) Parent and Acquisition Sub shall withdraw the Offer, promptly return (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.

2.3     Company Board of Directors and Committees; Section 14(f) of Exchange Act.

(a)     Composition of Company Board and Board Committees. Effective upon the initial acceptance for payment by Acquisition Sub of Company Shares pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 2.3(a)) and from time to time thereafter (as long as Parent and its Affiliates beneficially own a majority of the outstanding Company Shares), Parent shall be entitled to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.3) and (y) a fraction, the numerator of which is the number of Company Shares beneficially owned by Parent and Acquisition Sub (giving effect to the Company Shares accepted for payment pursuant to the Offer), and the denominator of which is the total number of then outstanding Company Shares. Following a request by Parent, the Company shall, to the extent permitted by applicable Laws and the certificate of incorporation and bylaws of the Company, take all action necessary to cause the individuals so designated by Parent to be elected or appointed to the Company Board, including (at the election of Parent) either by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board. From time to time after the Acceptance Time (as long as Parent and its Affiliates beneficially own a majority of the outstanding Company Shares), at the request of Parent, the Company shall, to the extent permitted by applicable Laws and the certificate of incorporation and bylaws of the Company, take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on (i) each committee of the Company Board, (ii) each board of directors (or equivalent governance body) of each Subsidiary of the Company and (iii) each committee of each such board of directors (or equivalent governance body) of each Subsidiary of the Company, in each case to the fullest extent permitted by all applicable Laws. Notwithstanding the foregoing, from the Acceptance Time until the Effective Time, the Company shall use its reasonable best efforts to cause the Company Board to always have at least two (2) directors who are directors on the date hereof, who are not employed by the Company and who are not Affiliates or employees of Parent or any of its Subsidiaries, and who are independent directors for purposes of the continued listing requirements of Nasdaq (the “Continuing Directors”); provided that, if the number of Continuing Directors shall be reduced below two (2) for any reason whatsoever, the remaining Continuing Director shall be entitled to designate any other Person(s) who shall not be an Affiliate or employee of Parent or any of its Subsidiaries to fill such vacancies and such Person(s) shall be deemed to be a Continuing Director(s) for purposes of this Agreement; provided further, that the remaining Continuing Director shall fill such vacancies as soon as practicable, but in any event within ten (10) Business Days, and further provided that if no such Continuing Director is appointed in such time period, Parent shall designate such Continuing Director; provided further, that if no Continuing Director then remains, the other directors shall designate two (2) Persons who shall not be Affiliates, consultants, representatives or employees of Parent or any of its Subsidiaries to fill such vacancies and such Persons shall be deemed to be Continuing Directors for purposes of this Agreement.

(b)     Section 14(f) of the Exchange Act. The Company’s obligation to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and the Company’s receipt of sufficient information from Parent to enable the Company to include in the Schedule 14D-9 the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in respect of Parent’s designees to the Company Board. The Company shall take all action required pursuant to this Section 2.3 and Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers, as well as Parent’s designees to the Company Board, as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3. Parent shall provide to the Company in writing, and be solely responsible for, any information with respect to itself and its designees to the Company Board required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

(c)     Required Approvals of Continuing Directors. Notwithstanding anything in this Agreement to the contrary, following the election or appointment of Parent’s designees to the Company Board pursuant to Section 2.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (i) any amendment or termination of this Agreement on behalf of the Company, (ii) any amendment of this Agreement requiring action by the Company Board, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Acquisition Sub, (iv) any exercise, enforcement or waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, (v) any amendment of the certificate of incorporation or bylaws of the Company that would adversely affect the Company Stockholders, and (vi) any other action (including any determination, approval or authorization) to be taken or not to be taken on behalf of the Company under or in connection with this Agreement or the transactions contemplated hereby; provided however, that following the Acceptance Time, Parent may cause its designees elected or appointed pursuant to Section 2.3(a) to withdraw or modify any Company Board Recommendation Change that may have been made prior to such time without the approval of the majority of the Continuing Directors. The Continuing Directors shall have the authority to retain counsel (which may include current counsel to the Company) at the expense of the Company for the purpose of fulfilling their obligations hereunder, and shall have the authority, after the Acceptance Time, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms.

2.4     Top-Up Option.

(a)     The Company hereby irrevocably grants to Acquisition Sub an option (the “Top-Up Option”), exercisable only upon the terms and conditions set forth in this Section 2.4, to purchase that number of authorized and unissued Company Shares (the “Top-Up Option Shares”) equal to the lowest number of Company Shares that, when added to the number of Company Shares beneficially owned by Parent and/or Acquisition Sub at the time of such exercise, shall constitute 100 Company Shares more than 90% of the sum of the following: (A) the total number of Company Shares outstanding immediately after the issuance of the Top-Up Option Shares plus (B) the total number of Company Shares that are issuable pursuant to the Company Warrants outstanding at such time (including any such Company Warrants that have been conditionally exercised prior to such time) (the “Short-Form Threshold”) (assuming the issuance of the Top-Up Option Shares) at a price per share equal to the Offer Price. Notwithstanding anything to the contrary set forth in this Agreement, the Top-Up Option shall not be exercisable (i) if the Merger can be effected pursuant to Section 251(h) of the DGCL; (ii) unless immediately after such exercise and the issuance of Company Shares pursuant thereto, Acquisition Sub would own more than the Short-Form Threshold; (iii) for a number of Company Shares in excess of the Company’s then authorized and unissued Company Shares (treating any Company Shares held in the treasury of the Company as unissued) or (iv) if any applicable Law or any applicable Order shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares.

(b)     The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Option Shares comply with all applicable Law, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act. Provided that no applicable Law or Order shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect thereof, Acquisition Sub may exercise the Top-Up Option, in whole but not in part, at any one time after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms. The aggregate purchase price payable for the Top-Up Option Shares being purchased by Acquisition Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Option Shares by the Offer Price, without interest. Such purchase price may be paid by Acquisition Sub, at its election, either (A) entirely in cash or (B) in cash in an amount equal to the aggregate par value of the purchased Top-Up Option Shares and by executing and delivering to the Company a promissory note, which shall have full recourse against Parent and Acquisition Sub, having a principal amount equal to the remainder of such purchase price. Any such promissory note shall bear interest at a rate per annum equal to the prime lending rate prevailing during the period in which any portion of the principal amount of such promissory note remains outstanding, as published in The Wall Street Journal, calculated on a daily basis on the outstanding principal amount of such promissory note from the date such promissory note is originally issued until the date of payment in full of such promissory note, and may be prepaid without premium or penalty. The unpaid principal amount and accrued interest under the promissory note shall immediately become due and payable in the event that (x) Acquisition Sub fails to make any payment of interest on the promissory note as provided therein and such failure continues for a period of thirty (30) days or (y) Acquisition Sub files or has filed against it any petition under any bankruptcy or insolvency law or makes a general assignment for the benefit of creditors. Such promissory note shall have no other material terms.

(c)     In the event Acquisition Sub wishes to exercise the Top-Up Option, Acquisition Sub shall deliver to the Company one (1) Business Day prior written notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Option Shares that Acquisition Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Acquisition Sub intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of such Top-Up Option Shares by Acquisition Sub is to take place. The Company shall, as soon as practicable after receipt of the Top-Up Notice, deliver a written notice to Parent and Acquisition Sub confirming the number of Top-Up Option Shares and the aggregate purchase price therefore (the “Top-Up Notice Receipt”). At the closing of the purchase of the Top-Up Option Shares, Parent and Acquisition Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Option Shares being purchased pursuant to the Top-Up Option, and the Company shall cause to be issued to Acquisition Sub a certificate representing such Top-Up Option Shares, or if the Company does not then have certificated shares, the applicable number of Uncertificated Shares. The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of such Top-Up Option Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 10.2, and if not so consummated on such day, as promptly thereafter as possible. The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 253 of the DGCL and as contemplated by Section 7.4(c) as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Option Shares.

(d)     Parent and Acquisition Sub understand that the Company Shares which Acquisition Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Acquisition Sub represent and warrant to the Company that Acquisition Sub is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Acquisition Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Acquisition Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act. Any certificates evidencing Top-Up Option Shares shall include any legends required by applicable securities Laws.

(e)     In determining the fair value of any Dissenting Company Shares pursuant to Section 262 of the DGCL, any dilutive impact on the value of the Company Shares as a result of the issuance of the Top-Up Option Shares or receipt of any promissory note issued to pay any portion of the purchase price for such Top-Up Option Shares shall not be taken into account.

Article III

THE MERGER

3.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

3.2     The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Acquisition Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

3.3     The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, at 10:00 a.m. (Eastern time) on a date to be specified by the parties, as promptly as practicable following the Acceptance Time, and in any case no later than the second (2nd) Business Day after the satisfaction of the last to be satisfied of the conditions set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent, Acquisition Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

3.4     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

3.5     Certificate of Incorporation and Bylaws.

(a)     Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 7.10(a), the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation (subject to the provisions of Section 7.10(a)); provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Vitacost.com, Inc.”

(b)     Bylaws. At the Effective Time, subject to the provisions of Section 7.10(a), the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to the provisions of Section 7.10(a)).

3.6     Directors and Officers.

(a)     Directors. At the Effective Time, the directors of Acquisition Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b)     Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

3.7     Effect on Capital Stock.

(a)     Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i)     Company Common Stock. Each share of the common stock, par value $0.00001 per share, of the Company (“Company Common Stock”) that is outstanding immediately prior to the Effective Time (other than (A) Cancelled Company Shares, (B) any Dissenting Company Shares, and (C) Non-Cancelled Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”), without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 3.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.10). Each holder of a certificate previously representing any such Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form shall thereafter cease to have any rights with respect to such securities, except the right to receive the consideration to which such holder may be entitled pursuant to this Section 3.7(a).

(ii)     Excluded Company Common Stock. Each share of Company Common Stock owned by Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time (“Cancelled Company Shares”), shall be automatically cancelled and extinguished without any conversion thereof or consideration paid therefor. Each share of Company Common Stock held by any Subsidiary of the Company or Parent (other than Acquisition Sub) (“Non-Cancelled Company Shares”) will remain outstanding with appropriate adjustment to the number thereof to preserve the relative percentage interest in the Company represented by such shares.

(iii)     Capital Stock of Acquisition Sub. Each share of common stock, par value $0.01 per share, of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b)     Adjustment to the Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reclassification, recapitalization, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the consummation of the Offer and prior to the Effective Time.

(c)     Statutory Rights of Appraisal.

(i)     Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 3.7(a). Such Company Stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Company Shares in the manner provided in Section 3.8.

(ii)     The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.8 to pay for Company Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

(d)     Company Options. Parent shall not assume any Company Options in connection with the Merger or any other transactions contemplated by this Agreement. Upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Parent, Acquisition Sub, the Company or any holder of such Company Option, (i) the vesting of each Company Option that remains outstanding as of immediately prior to the Effective Time shall be accelerated in full, (ii) each Company Option that remains outstanding as of immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time, and (iii) each holder of each such Company Option shall cease to have any rights with respect thereto, except the right to be paid at or promptly after the Effective Time, subject to Section 3.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Company Shares that were issuable upon exercise of such Company Option immediately prior to the Effective Time, by (y) the Offer Price, less the per share exercise price of such Company Option (the “Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option). For the avoidance of doubt, if the aggregate exercise price payable upon exercise of a Company Option equals or exceeds the product of the Offer Price multiplied by the number of shares of Company Common Stock underlying such Company Option, such Company Option shall be cancelled for no consideration.

(e)     Company Restricted Stock Units. Parent shall not assume any Company Restricted Stock Units in connection with the Merger or any other transactions contemplated by this Agreement. Upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Parent, Acquisition Sub, the Company or any holder of such Company Restricted Stock Unit, each Company Restricted Stock Unit that remains outstanding immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time and each holder of a Company Restricted Stock Unit shall be paid at or promptly after the Effective Time, subject to Section 3.8(e), an amount in cash (without interest) equal to the number of Company Shares subject to such cancelled Restricted Stock Unit multiplied by the Offer Price (the “Restricted Stock Unit Consideration”).

(f)     The Company shall take all actions necessary to effect the transactions contemplated by Section 3.7(d) and Section 3.7(e) under all Company Option and Company Restricted Stock Unit agreements and any other plan or arrangement of the Company, including delivering all required notices and making any determinations and/or resolutions of the Company Board or a committee thereof. Within three (3) business days after the Closing, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay (i) to each of the holders of Company Options, the applicable Option Consideration and (ii) to each of the holders of Company Restricted Stock Units, the applicable Restricted Stock Unit Consideration, as promptly as practicable (and in no event later than the next regular payroll date) thereafter.

3.8     Exchange of Certificates.

(a)     Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b)     Exchange Fund. At or promptly following the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of Company Shares pursuant to the provisions of this Article III, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock become entitled under this Article III. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by this Article III, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make such payments contemplated by this Article III.

(c)     Payment Procedures. Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding Company Shares and (ii) uncertificated Company Shares (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.7 (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and/or (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such Certificate that were converted into the right to receive the Merger Consideration pursuant to Section 3.7, by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 3.7, by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 3.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article III.

(d)     Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer taxes have been paid or are otherwise not payable.

(e)     Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of Company Shares, Company Options and Company Restricted Stock Units such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)     No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)     Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Shares that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such Company Shares for exchange pursuant to the provisions of this Section 3.8 shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares represented by such Certificates or Uncertificated Shares solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III. If any Certificate shall not have been surrendered immediately prior to such date on which the Merger Consideration would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

3.9     No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 3.8. The Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

3.10     Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by the Payment Agent, the posting, by such holder of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against Parent with respect to such Certificate, the Merger Consideration payable in respect thereof pursuant to Section 3.7.

3.11     Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the directors and officers of the Company and Acquisition Sub shall take all such lawful and necessary action.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in the body of (i.e. not including the exhibits) any Company SEC Reports that were filed with or furnished to the SEC by the Company between January 1, 2014 and the date hereof and are publicly available (other than in any “risk factor” disclosure or any other forward looking statements or any other statements that are similarly cautionary, nonspecific or predictive in nature set forth therein), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

4.1     Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in material violation of its certificate of incorporation or bylaws.

4.2     Corporate Power; Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject in the case of the consummation of the Merger, to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby, other than in the case of the consummation of the Merger, obtaining the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (the “Enforceability Limitations”).

4.3     Requisite Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding Company Shares (the “Requisite Stockholder Approval”), is the only vote of the holders of any class or series of Company Capital Stock that, absent Section 251(h) of the DGCL, would have been necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt this Agreement and consummate the Merger.

4.4     Non-Contravention. The Company has delivered to Parent correct and complete copies of its certificate of incorporation and bylaws as amended as of the date of this Agreement. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, (b) subject to obtaining the Consents set forth in Section 4.4 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (c) assuming the Consents referred to in Section 4.5 are obtained or made and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its covenants and obligations hereunder. The Company has made available to Parent correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since January 1, 2013.

4.5     Required Governmental Approvals. No consent, approval, Order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) Consents required under, and compliance with any other applicable requirements of the HSR Act, and (d) such other Consents, the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its covenants and obligations hereunder.

4.6     Company Capitalization.

(a)     The authorized capital stock of the Company consists of (i) 100,000,000 Company Shares, and (ii) 25,000,000 shares of Company Preferred Stock. As of the close of business in New York City on June 27, 2014 (the “Capitalization Date”): (A) 34,053,798 Company Shares were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) no shares of Company Capital Stock were held by the Company as treasury shares. All outstanding Company Shares are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b)     As of the close of business on the Capitalization Date, there were 2,582,145 Company Shares reserved for future issuance under the Company Stock Plans. As of the close of business on the Capitalization Date, there were (i) outstanding Company Options to purchase 5,616,635 Company Shares, (ii) outstanding Company Restricted Stock Units to receive 276,900 Company Shares and (iii) outstanding Company Warrants to purchase 1,680,601 Company Shares.

(c)     Except as set forth in this Section 4.6, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants or other rights to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses  (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. All Company Options have an exercise price equal to no less than the fair market value of the underlying Company Shares on the date of grant, determined in accordance with Section 409A of the Code. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Common Stock pursuant to (A) the terms of Company Stock Plans or (B) in the ordinary course of business consistent with past practice.

(d)     Except as set forth on Section 4.6(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company. Except as set forth on Section 4.6(d) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries. No Subsidiary of the Company owns any Company Shares or shares of Company Preferred Stock.

4.7     Subsidiaries.

(a)     Section 4.7(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company. Except as set forth in Section 4.7(a) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to Parent correct and complete copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended as of the date of this Agreement. None of the Company’s Subsidiaries is in material violation of its certificate of incorporation, bylaws or other applicable constituent documents.

(b)     All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner such business is conducted on the date hereof.

(c)     There are no outstanding (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from any Subsidiary of the Company, or that obligates any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by any Subsidiary of the Company to make any payments based on the price or value of any shares of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

4.8     Company SEC Reports and Listing Requirements. Since January 1, 2012, the Company has filed all forms, reports, schedules, certifications, prospectuses, and registration, proxy and other statements with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof (collectively and together with all documents filed or furnished on a voluntary basis with the SEC and all documents filed after the date hereof, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) or the date that it is furnished, (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. For clarification, clauses (a) and (b) of this Section 4.8 shall look to the effective date of any Company SEC documents that are registration statements filed pursuant to the requirements of the Securities Act as opposed to such documents’ filing date. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. The Company is in compliance in all material respects with all listing and governance requirements of the NASDAQ Stock Market.

4.9     Company Financial Statements.

(a)     The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b)     The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act), which are effective in ensuring that information required to be disclosed by the Company in the Company SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

(c)     The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act), which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.

(d)     The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any of its Subsidiaries nor has, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, in any material respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in the Company SEC Reports or for events (or series of related matters) as to which the amounts involved do not exceed $120,000, since the Company’s proxy statement dated April 28, 2014, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(e)     Since January 1, 2014, to the Knowledge of the Company, neither the Company nor the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, in each case which has not been subsequently remediated, or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.

(f)     Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

4.10     No Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)     Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than (a) Liabilities reflected or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements and notes thereto of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement, (b) Liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, and (c) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b)     Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Company SEC Documents.

4.11     Absence of Certain Changes.

(a)     Since the Company Balance Sheet Date through the date hereof, except for the negotiation and entering into of this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred any Company Material Adverse Effect.

(b)     Since the Company Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by clauses (i), (iv), (v), (vi), (viii), (ix), (x), (xi), (xii), (xiii), (xiv) or (xv) (solely with respect to the foregoing clauses) of Section 6.1(b) if proposed to be taken after the date hereof.

4.12     Material Contracts.

(a)     For all purposes of and under this Agreement, a “Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which any assets of the Company or any of its Subsidiaries are bound as of the date of this Agreement:

(i)     any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii)     any Contract that contains any covenant by the Company or any of its Subsidiaries to not engage in any line of business or to not engage in its business in any geographic location, in each case other than any such Contracts that (x) may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less or (y) are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(iii)     any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of any Person or other business enterprise (whether by merger, sale of stock, sale of assets or otherwise) which has any obligations which have not been satisfied or performed that are or would be material to the Company and its Subsidiaries, taken as a whole;

(iv)     any Contract pursuant to which the Company, any of its Subsidiaries, or any other party thereto has material continuing obligations, rights or interests relating to the research, development, distribution, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any Company Product or product candidate for which the Company or any of its Subsidiaries is currently engaged in research or development, excluding (A) non-disclosure agreements; (B) Contracts with contractors or vendors providing services to the Company or any of its Subsidiaries, (C) customary material transfer Contracts, and (D) Leases;

(v)     any Contract providing for indemnification or guarantee of the obligations of any other Person that would be material to the Company and its Subsidiaries, taken as a whole, other than any such Contracts entered into in the ordinary course of business consistent with past practice;

(vi)     any Contract that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity;

(vii)     any Contract that involves or relates to indebtedness for borrowed money in excess of $100,000 (whether incurred, assumed, guaranteed or secured by any asset) or any Contract pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries;

(viii)     any Company IP Contract;

(ix)     any Contract with any (x) Governmental Authority or (y) director or officer of the Company or any of its Subsidiaries or any Affiliate of the Company;

(x)     any financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

(xi)     any voting agreement or registration rights agreement;

(xii)     any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries;

(xiii)     any customer or client Contract that involves consideration in fiscal year 2013 in excess of $100,000 or that is reasonably likely to involve consideration in fiscal year 2014 in excess of $100,000;

(xiv)     any supply or vendor Contract that involved consideration payable by the Company or any of its Subsidiaries in fiscal year 2013 in excess of $4,000,000 or that is reasonably likely to involve consideration payable by the Company or any of its Subsidiaries in fiscal year 2014 in excess of $4,000,000 (each, a “Vendor Contract”);

(xv)     any Contract (other than customer, or client Contracts or Supply Contracts) that involve consideration (whether or not measured in cash) of greater than $100,000;

(xvi)     any collective bargaining agreement;

(xvii)     any “standstill” or similar agreement;

(xviii)     any Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities; and

(xix)     any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xviii) above or any commitment or agreement to enter into any of the foregoing.

(b)     Section 4.12(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party as of the date of this Agreement. True and complete copies of all such Material Contracts (including all exhibits and schedules thereto) have been (i) publicly filed with the SEC and are publicly available as of the date hereof or (ii) made available to Parent.

(c)     Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Material Contract, received any notice of breach or default in any material respect under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

4.13     Real Property.

(a)     Section 4.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all real property owned by the Company or any of its Subsidiaries, including all of the buildings, structures and other improvements thereon (the “Owned Real Property”). Except as would not constitute a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid fee simple title to all Owned Real Property, free and clear of all Liens other than Permitted Liens. There are no pending, or, to the Knowledge of the Company, threatened in writing, appropriation, condemnation eminent domain or like proceedings relating to the Owned Real Property.

(b)     Section 4.13(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries, as of the date of this Agreement, uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). All leases identified on Section 4.13(b) of the Company Disclosure Letter have been made available to Parent together with all amendments, modifications, extensions, renewals or supplements, if any, thereto, prior to the date hereof. None of the Company and/or its Subsidiaries is in default or violation of the Leases except for any conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. With respect to each of the Leases listed on Section 4.13(b) of the Company Disclosure Letter:

(i)     the Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens;

(ii)     neither the Company nor any of its Subsidiaries owes any brokerage commissions or finder’s fees with respect to the Leases;

(iii)     neither the Company nor any of its Subsidiaries has received written notice of any actual or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any Leased Real Property or any part thereof, and neither of the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Authority or other Person to take all or any part thereof pursuant to any such proceeding; and

(iv)     except for renewal and expansion provisions as set forth in the Leases, neither the Company nor any of its Subsidiaries owns, holds, is obligated under or is a party to, any option, right of first refusal or offer or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

(c)     Section 4.13(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any material portion of the Owned Real Property or Leased Real Property.

4.14     Personal Property and Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.15     Intellectual Property.

(a)     Section 4.15(a) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) all Company Registered Intellectual Property Rights, including, for each item listed, the record owner, jurisdiction, and issuance and registration, or application number and date, as applicable; and (ii) any claims, suits, actions, or proceedings pending with respect to any Company Intellectual Property Rights. Each item of the Company Intellectual Property Rights is subsisting and, to the Knowledge of the Company, valid and enforceable as of the date of this Agreement.

(b)     Section 4.15(b) of the Company Disclosure Letter lists as of the date hereof all Contracts currently in effect to which the Company or any of its Subsidiaries is a party under which any third Person has granted to the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries has granted to any third Person, any license to Intellectual Property or Intellectual Property Rights (other than (A) Contracts concerning software and other Intellectual Property (including licenses for open source software) for no fee or an aggregate license fee of less than $25,000 per year, (B) non-disclosure and similar confidentiality Contracts, (C) Contracts for the purchase or lease of hardware, equipment, materials or other tangibles in the ordinary course of business, and (D) Contracts for the sale of the Company’s products and services in the ordinary course of business (including any website terms of use that are or have been associated with Company websites and all versions of the Company’s standard terms and conditions of sale) (each, excluding the Contracts described in (A) through (D), a “Company IP Contract”).

(c)     The Company (i) solely and exclusively owns the Company Intellectual Property Rights free and clear of Liens other than (y) Permitted Liens and (z) encumbrances, licenses, restrictions or other obligations arising under any of the Company IP Contracts or any of the Contracts that would be Company IP Contracts but for their express exclusion from the definition thereof and (ii) has valid and sufficient rights to use all other Intellectual Property Rights used by the Company in the conduct of the Company’s or its Subsidiaries’ business, as such third Person Intellectual Property Rights are currently used by the Company or its Subsidiaries.

(d)     The Company takes reasonable steps to maintain the secrecy of Confidential Information from which the Company derives independent economic value, actual or potential, from the Confidential Information not being generally known. The Company and each of its Subsidiaries have, and use reasonable efforts to enforce, policies generally requiring each employee and individual independent contractor who is involved in the development of material Intellectual Property that is included in a Company product to execute one or more agreements with provisions relating to the protection of the Company’s Confidential Information and the ownership of Intellectual Property and Intellectual Property Rights developed with the scope of the individual’s employment or independent contractor relationship with the Company or any of its Subsidiaries.

(e)     The conduct of the Company’s or its Subsidiaries’ business has not infringed upon, misappropriated or otherwise violated the Intellectual Property Rights of a third Person. To the Knowledge of the Company, as of the date hereof, no third Person has infringed upon, misappropriated, or otherwise violated any Company Intellectual Property Rights.

(f)     Since January 1, 2012 through the date hereof, the Company has not received written notice of a claim that the conduct of the Company’s or its Subsidiaries’ business infringes upon, misappropriates, or otherwise violates the Intellectual Property Rights of a third Person. As of the date hereof, the Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any Company Intellectual Property Rights. To the Knowledge of the Company, there have been no oral threats of a claim that the conduct of the Company’s or its Subsidiaries’ business infringes upon, misappropriates, or otherwise violates the Intellectual Property Rights of a third Person.

(g)     The execution and delivery of this Agreement will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Company Intellectual Property Rights except as set forth in any of the Company IP Contracts, (ii) any third Person that is a party to a Company IP Contract having the right to terminate the applicable Company IP Contract, (iii) the imposition of any Lien on any Company Intellectual Property Rights other than Permitted Liens and encumbrances, licenses, restrictions or other obligations arising under any of the Company IP Contracts, or (iv) otherwise alter, impair, or adversely affect any Company Intellectual Property Rights.

(h)     The Company owns or has a valid right to access and use all computer systems, networks, hardware, technology, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of the Company (the “IT Systems”), as such IT Systems are currently used by the Company. The IT Systems (i) perform in all material respects as required in connection with, the current operation of the Company, and (ii) and have not suffered any material malfunction, failure or security breach within the past three (3) years, except for failures that have not, individually or in the aggregate, had a Company Material Adverse Effect.

(i)     The Company is in compliance with all privacy policies and applicable Privacy Laws in all material respects and has not received written notice of, and has no Knowledge of, any violation of any Privacy Laws or privacy policies between January 1, 2012 through the date hereof.  The Company is in compliance in all material respects with all its contractual commitments with respect to Personal Information and has commercially reasonable safeguards in place to protect Personal Information in its possession or control from unauthorized access.  Between July 1, 2011 through the date hereof, to the Knowledge of the Company there have been no data breaches involving any Personal Information and neither the Company nor, to the Knowledge of the Company, any other Person, has made any illegal or unauthorized use of Personal Information that was collected by or on behalf of the Company. Any deemed transfer of Personal Information in connection with the Closing of the transactions contemplated by this Agreement will not violate any applicable Privacy Laws or the Company’s privacy policies, as such policies currently exist or as they existed at the time the Personal Information was collected by or on behalf of the Company, and the Company is not subject to any contractual requirements, privacy policies or other legal obligations that, following the Closing, would prohibit the Company or any Affiliate of the Company after the Closing from receiving or using Personal Information in the manner in which the Company or the Affiliate of the Company receives and uses such Personal Information immediately prior to the Closing.

4.16     Tax Matters.

(a)     The Company and each of its Subsidiaries (i) have prepared and duly and timely filed (taking into account any valid extensions of time in which to file) all U.S. federal, state, local and non-U.S. returns, estimates, claims for refund, information statements and reports or other similar documents required to be filed with respect to Taxes with any Governmental Authority (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them, and all such Tax Returns are complete and accurate in all material respects, and (ii) have paid all Taxes required to be paid. Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations with respect to Taxes or agreed to any extension of time for the assessment or collection of any Tax.

(b)     The Company and each of its Subsidiaries have timely paid or withheld with respect to their employees, independent contractors, creditors and stockholders (and paid over any amounts withheld to the appropriate Taxing authority) all Taxes required to be paid or withheld.

(c)     Except as set forth on Section 4.16(c) of the Company Disclosure Letter, no audit, examination, investigation or other proceeding in respect of Taxes of the Company or any of its Subsidiaries is presently in progress, or has been threatened in writing.

(d)     The Company has made available to Parent, prior to the date of this Agreement, true and correct copies of the U.S. federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2012, 2011 and 2010.

(e)     The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(f)     Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(g)     Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” or “transaction of interest” as set forth in Treas. Reg. § 1.6011 4(b). If the Company or any of its Subsidiaries has participated in a “listed transaction” or “transaction of interest” within the meaning of Treas. Reg. § 1.6011 4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(h)     None of the Company nor any of its Subsidiaries is (i) a member of an affiliated group (within the meaning of Section 1504(a) of the Code) or any other group that has filed a combined, consolidated or unitary income Tax Return (other than a group the common parent of which is the Company), (ii) a party to any Tax sharing, indemnification or allocation agreement (other than any such agreement with service providers, customers, vendors, creditors or lessors entered into in the ordinary course of business, the principal purpose of which is not to address Tax matters), nor does the Company or any of its Subsidiaries owe any amount under any such agreement or (iii) liable for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by Contract.

(i)     No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any of its Subsidiaries are or may be required to file any such Tax Returns in that jurisdiction.

(j)     Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, which item of income was realized (and reflects economic income earned) prior to the Closing Date, or which deduction was realized (and reflects economic expense incurred) after the Closing Date, including as a result of any: (i) change in accounting method for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or before the Closing Date; (iii) installment sale or open transaction disposition made on or before the Closing Date; (iv) prepaid amount received on or before the Closing Date; or (v) election under Section 108(i) of the Code.

4.17     Employee Plans.

(a)     Section 4.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to for the benefit of any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any current material Liability (together the “Employee Plans”). With respect to each Employee Plan to the extent applicable the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any notices to or from the IRS or DOL relating to any material compliance issues in respect of any such Employee Plan.

(b)     No Employee Plan is (1) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (2) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (3) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(c)     Each Employee Plan has been maintained, operated and administered, in all material respects, in compliance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code.

(d)     Each Employee Plan that is subject to Section 409A of the Code has been operated and administered, in all material respects, in compliance with Section 409A of the Code.

(e)     As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f)     None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g)     No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(h)     Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect (or there remains sufficient time for the Company to file an application for such determination letter from the IRS).

(i)     Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (A) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(j)     All material contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for.

(k)     Except as required by applicable Law or the terms of any Employee Plans as in effect on the date hereof, neither the Company nor any of its Subsidiaries has any plan or commitment to amend in any material respect or establish any new Employee Plan or to continue or materially increase any benefits under any Employee Plan.

(l)     No amount paid or payable by the Company or any Subsidiary of the Company in connection with the transactions contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G of the Code. No person is entitled to receive any additional payment (including any tax gross-up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional taxes under Section 4999 of the Code.

(m)     The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Employee Plans (collectively, the “Arrangements”), to certain Company Stockholders and holders of other Company Securities (collectively, the “Covered Securityholders”). The Compensation Committee of the Company Board (the “Company Compensation Committee”) (A) at a meeting to be held prior to the Acceptance Time, will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (1) each Arrangement presented to the Company Compensation Committee on or prior to the date hereof, (2) the treatment of the Company Options and Company Restricted Stock Units in accordance with the terms set forth in this Agreement, and (3) the terms of Section 7.10 and Section 7.11, and (B) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. Each member of the Company Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

4.18     Labor Matters.

(a)     (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”) that is material to the Company and its Subsidiaries, taken as a whole, (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries, and (iv) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiary.

(b)     The Company and its Subsidiaries have complied, in all material respects, with applicable Laws and Orders with respect to employment (including applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, and collective bargaining).

(c)     The Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

4.19     Permits. The Company and its Subsidiaries possess and are and have been in compliance with the terms of all material permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”), including all such Permits required by any applicable Governmental Authority responsible for the oversight and approval of the research, development, distribution or commercialization of Company products, and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened.

4.20     Compliance with Laws.

(a)     Since July 1, 2011, the Company and each of its Subsidiaries is and have been in compliance with all Laws and Orders applicable to the Company and its Subsidiaries, except for such violations or noncompliance that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No representation or warranty is made in this Section 4.20(a) with respect to (i) compliance with the Securities Act and the Exchange Act, to the extent such compliance is covered in Section 4.8 and Section 4.9, (ii) Intellectual Property, Intellectual Property Rights and related matters, which are covered solely in Section 4.15, (iii) applicable Laws with respect to Taxes, which are covered solely in Section 4.16, (iv) ERISA and other employee benefit-related matters, which are covered solely in Section 4.17, (v) labor Law matters, which are covered solely in Section 4.18, (vi) Environmental Laws, which are covered solely in Section 4.21 or (vii) the compliance matters addressed in subsections (b) through (d) of this Section 4.20.

(b)     Neither the Company nor any of its Subsidiaries has received any warning letter or other written notice from any Governmental Authority, with respect to the manufacture, development, testing, labeling, marketing, promotion, advertising, endorsements, rebates or distribution of any product manufactured by, or on behalf of the Company, and bearing a label of one of the Company’s brands (a “Company Product”), alleging any violation or potential violation by the Company or any of its Subsidiaries of any applicable Law or Order that is material to the Company and its Subsidiaries and that remains outstanding or unresolved as of the date of this Agreement. No investigation by any Governmental Authority of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. With respect to each Company Product, the Company and its Subsidiaries possess appropriate certifications or scientifically reliable materials to substantiate claims regarding structure or function, or “Kosher,” “Pareve,” “Hechsher,” “Organic,” “All Natural,” “Low Calorie,” “Sugar Free,” or any similar claim made in Company promotional materials or on Company Product labels. To the Knowledge of the Company, each co-packer or contract manufacturer is in material compliance with all applicable Laws as they relate to Company Products, including without limitation those related to compliance with good manufacturing practices. To the Knowledge of the Company, there is no action, suit, claim, investigation or proceeding (or any basis therefor) pending against or threatened against the Company’s co-packers or contract manufacturers regarding the existence of a defect in the manufacture, production, distribution or sale of any Company Product.

(c)     Since July 1, 2011, (i) the Company and its Affiliates, directors, officers and employees have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) and any other applicable foreign or domestic anticorruption or antibribery Laws (collectively, the “Fraud and Bribery Laws”), and (ii) neither the Company, any Subsidiary of the Company nor any of the Company’s Affiliates, directors, officers, employees, agents or other representatives acting on the Company’s behalf have directly or indirectly, in each case, in violation of the Fraud and Bribery Laws: (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (C) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (E) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

(d)     Neither the Company nor any of its Subsidiaries has received any written notice of or been charged with the violation of any Laws governing advertising, endorsements, rebates and consumer protection.

4.21     Environmental Matters.

(a)     Except as set forth on Section 4.21(a) of the Company Disclosure Letter, the Company and its Subsidiaries are, and have been, in compliance, in all material respects, with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as presently conducted.

(b)     Except as set forth on Section 4.21(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance, in all material respects, with applicable Environmental Laws.

(c)     Neither Company nor any of its Subsidiaries has exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

(d)     As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending, or to the Knowledge of the Company threatened Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

4.22     Litigation. Except as set forth on Section 4.22 of the Company Disclosure Letter, as of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in either case, that would, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

4.23     Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. Section 4.23 of the Company Disclosure Letter sets forth a correct and complete list of all insurance policies. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

4.24     Related Party Transactions. Except as set forth on Section 4.24 of the Company Disclosure Letter, indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

4.25     Brokers. Except for Jefferies LLC, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. The Company has provided Parent with true and correct copies of any engagement letter or similar Contract between the Company and Jefferies LLC relating to the transactions contemplated by this Agreement, including all amendments or modifications thereto.

4.26     Opinion of Financial Advisor. The Company Board has received the opinion of Jefferies LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, and subject to and based upon the various qualifications and assumptions set forth therein, the consideration to be received by the holders of Company Shares (other than Parent, Acquisition Sub or any of their respective affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will provide Parent with a true and correct copy of such opinion, solely for informational purposes after receipt thereof by the Company.

4.27     State Anti-Takeover Statutes. Assuming that the representations of Parent and Acquisition Sub set forth in Section 5.7 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer or the Merger or the other transactions contemplated hereby.

4.28     Schedule TO; Schedule 14D-9 and Proxy Statement.

(a)     Any information provided in writing by the Company or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)     The Schedule 14D-9 will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule 14D-9, when filed with the SEC and on the date first disseminated to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Acquisition Sub or any of their directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule 14D-9.

(c)     The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement will not contain any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Acquisition Sub or any of their directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement.

Article V

REPRESENTATIONS AND WARRANTIES OF
PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to the Company as follows:

5.1     Organization; Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of Ohio, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

5.2     Corporate Power; Enforceability. Each of Parent and Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Sub, and no additional corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

5.3     Non-Contravention. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby do not and will not: (a) violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Acquisition Sub; (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent, Acquisition Sub or any of their properties or assets may be bound; (c) assuming the Consents referred to in Section 5.4 are obtained or made, violate or conflict with any Law or Order applicable to Parent or Acquisition Sub or by which any of their properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Acquisition Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

5.4     Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Acquisition Sub or any of their Affiliates in connection with the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, except: (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (c) Consents required under, and compliance with any other applicable requirements of the HSR Act and (d) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

5.5     Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Acquisition Sub or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder. Neither Parent nor Acquisition Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

5.6     Schedule TO; Schedule 14D-9 and Proxy Statement.

(a)     The Schedule TO and the Offer Documents will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule TO and the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Acquisition Sub with respect to information supplied by the Company or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents.

(b)     Any information provided in writing by Parent or Acquisition Sub or any of their directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)     The information supplied by Parent, Acquisition Sub or any of their directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement will not contain any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

5.7     Ownership of Company Capital Stock. Neither Parent nor Acquisition Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL (other than as contemplated by this Agreement). Neither Parent nor Acquisition Sub owns any Company Shares.

5.8     Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

5.9     Operations of Acquisition Sub. Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

5.10     Funds. Parent and Acquisition Sub will have as of the Acceptance Time and the Effective Time, sufficient cash on hand for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the aggregate Offer Price and Merger Consideration and the consideration in respect of the Company Options and Company Restricted Stock Units, and to pay all related fees and expenses. Parent’s and Acquisition Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Acquisition Sub’s obtaining of funds to consummate the transactions contemplated by this Agreement.

Article VI

COVENANTS OF THE COMPANY

6.1     Interim Conduct of Business.

(a)     Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 6.1(a) of the Company Disclosure Letter, or (iii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, each of the Company and each of its Subsidiaries shall (A) use its commercially reasonable efforts to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and (B) use its commercially reasonable efforts, consistent with past practices and policies, to keep available the services of the current officers, key employees and consultants of the Company and each of its Subsidiaries, and preserve the current relationships of the Company and each of its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and other Persons whom the Company or any of its Subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization.

(b)     Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 6.1(b) of the Company Disclosure Letter, or (iii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 6.1(a)):

(i)     Amend, or propose to adopt any amendments to, its certificate of incorporation or bylaws or comparable organizational documents;

(ii)     issue, sell, deliver, grant, dispose of, pledge or otherwise encumber or agree or commit to issue, sell, deliver, grant, dispose of, pledge or otherwise encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (A) the issuance and sale of Company Shares upon the vesting of Company Restricted Stock Units or the exercise of Company Options or Company Warrants, in each case, outstanding as of the date hereof or issued after the date hereof in compliance with the terms of this Section 6.1(b), and (B) grants to newly hired employees of Company Options issued in the ordinary course of business consistent with past practice, with a per share exercise price that is no less than the then-current market price of a share of Company Common Stock;

(iii)     directly or indirectly repurchase or redeem any Company Securities or Subsidiary Securities, except (A) repurchases of Company Securities pursuant to the terms and conditions of Company Options or Company Warrants outstanding as of the date hereof or issued after the date hereof in compliance with the terms of this Section 6.1(b) and (B) in connection with Tax withholdings and exercise price settlements upon the exercise of Company Options or Company Warrants or the vesting of Company Restricted Stock Units;

(iv)     (A) split, combine, subdivide or reclassify any shares of capital stock, or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries;

(v)     propose or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(vi)     (A) incur or assume any long-term or short-term debt for borrowed monies or issue any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except for loans or advances between the Company and any direct or indirect Subsidiaries, or between any direct or indirect Subsidiaries, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect Subsidiaries of the Company, (C) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any direct or indirect Subsidiaries), except for business expense advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries, or (D) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(vii)     except as may be required by applicable Law or the terms of any Employee Plan as in effect on the date hereof, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case (1) in connection with the hiring of new employees in the ordinary course of business consistent with past practice, and (2) in connection with the promotion of employees in the ordinary course of business consistent with past practice, or (B) increase the compensation payable or to become payable of any director, officer or employee, pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in the ordinary course of business consistent with past practice;

(viii)     settle or compromise any pending or threatened Legal Proceeding, except for the settlement of any Legal Proceeding that (A) is reflected or reserved against in the Company Balance Sheet, or (B) does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that is, individually or in the aggregate, material to the Company and its Subsidiaries, taken as whole;

(ix)     except as may be required as a result of a change in applicable Law or in GAAP, make any change in any of the material financial accounting methods, principles or practices used by it (or change an annual financial accounting period);

(x)     (A) make or change any material Tax election, take any position on any Tax Return filed on or after the date of this Agreement or adopt any tax accounting method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods, (B) change any method of Tax accounting, (C) amend any Tax Return, (D)  settle or compromise any material Tax controversy, or (E) consent to any extension or waiver of any limitations period with respect to any claim or assessment for a material amount of Taxes;

(xi)     other than in the ordinary course of business consistent with past practice, (A) directly or indirectly acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or (B) dispose of any properties or assets of the Company or its Subsidiaries, which are material to the Company and its Subsidiaries, taken as a whole;

(xii)     (A) enter into, terminate or amend any Material Contract, or, other than in the ordinary course of business consistent with past practice, any other Contract that is material to the Company and its Subsidiaries taken as a whole; provided, that this clause (A) shall not apply to purchase order based Vendor Contracts entered into in the ordinary course of business consistent with past practice and containing a term of one year or less, (B) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, (C) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby, or (D) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar Contract;

(xiii)     make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business;

(xiv)     make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of $50,000 individually or $1,000,000 in the aggregate;

(xv)     grant to any third Person any license (other than licenses granted to end-users pursuant to the Company’s terms of use as posted on its website), sublicense, covenant not to sue, immunity, authorization, release or other right with respect to any material Intellectual Property Rights; assign or transfer to any third Person any material Company Intellectual Property Rights; or abandon any Company Registered Intellectual Property Rights;

(xvi)     enter into a Contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 6.1(b).

(c)     Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Acceptance Time. Prior to the Acceptance Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

6.2     No Solicitation.

(a)     The Company and its Subsidiaries shall immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and terminate such Persons’ access to any data room containing the Company’s confidential information, and shall request the return from all such Persons or the destruction by such Persons of all copies of confidential information previously provided to such Persons by the Company, its Subsidiaries or Representatives.

(b)     Subject to Section 6.2(c), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney, accountant or other authorized agent or representative retained by any of them (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, cause or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, or (iv) enter into any Contract contemplating or otherwise relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement).

(c)     Notwithstanding anything to the contrary set forth in this Section 6.2 or elsewhere in this Agreement, at any time prior to the Acceptance Time and after providing Parent not less than 24 hours written notice of its intention to take such actions, if the Company receives from any Person a bona fide, written and unsolicited Acquisition Proposal not involving a breach of this Agreement or the Confidentiality Agreement that the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) either constitutes or is reasonably expected to lead to a Superior Proposal, the Company Board may, directly or indirectly through the Company’s Representatives: (i) participate or engage in discussions or negotiations with such Person and/or (ii) furnish to such Person any non-public information relating to the Company or any of its Subsidiaries and/or afford such Person access to the business, properties, assets, books, records or other non-public information, or the personnel, of the Company or any of its Subsidiaries, in each case under this clause (ii) pursuant to an Acceptable Confidentiality Agreement, provided, that contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent to the extent such information has not been previously furnished by the Company to Parent; provided however, that in the case of any action taken pursuant to the preceding clauses (i) or (ii), (A) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties, and (B) the Company gives Parent written notice of the identity of such Person, a copy of the Acceptable Confidentiality Agreement entered into with such Person, the material terms of such Acquisition Proposal and of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person, (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Acquisition Proposal). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 6.2 by the Company.

(d)     Neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any rights under, or release any Person (other than Parent and Acquisition Sub) from, any “standstill” or other similar agreement between the Company or any of its Subsidiaries, on the one hand, and such Person, on the other, unless the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties.

(e)     In addition to the obligations of the Company set forth in Section 6.2(b), the Company shall promptly notify Parent if any director or executive officer of the Company becomes aware of any receipt by the Company of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Acquisition Proposal). The Company shall keep Parent reasonably informed of the status and terms of any such Acquisition Proposal, request or inquiry (and the Company shall provide Parent with copies of any additional written materials received that relate to such Acquisition Proposal, inquiry or request).

Article VII

ADDITIONAL COVENANTS

7.1     Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Acquisition Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause the conditions to the Offer set forth in Section 2.1(a) and Annex A to be satisfied and cause the conditions to the Merger set forth in Article VIII to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Offer and the Merger; (iii) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement; and (iv) take the actions set forth on Schedule 7.1. In addition to the foregoing, neither Parent or Acquisition Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Offer or the Merger or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

7.2     Antitrust Filings.

(a)     Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the execution and delivery of this Agreement. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ, and (iv) use reasonable best efforts to take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any Antitrust Laws, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Person may assert under any applicable Antitrust Laws with respect to the Offer and/or the Merger. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.2 or any other provision of this Agreement shall require Parent, the Company or any of its Subsidiaries to take any action that would be materially adverse to either the Company or Parent.

(b)     Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer and the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in clauses (A) and (C)(1) of Annex A and Section 8.1(c). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information.

(c)     Each of Parent, Acquisition Sub and the Company shall cooperate with one another in good faith to: (i) promptly determine whether any filings not contemplated by this Section 7.2 are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by this Section 7.2 are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

7.3     Proxy Statement.

(a)     If the Company Stockholders are required under the DGCL to adopt this Agreement in order to consummate the Merger, as soon as practicable following the Acceptance Time, the Company, Parent and Acquisition Sub shall jointly prepare, and the Company shall file with the SEC, the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting. The Company, Parent and Acquisition Sub, as the case may be, shall furnish all information concerning the Company, on the one hand, and Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the other hand, as the other may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to applicable Law, the Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement. Each of the Company, Parent and Acquisition Sub shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Proxy Statement, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws. The Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel (it being understood that Parent, Acquisition Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall provide in writing to Parent, Acquisition Sub and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after such receipt, and the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel) and to participate in any discussions with the SEC or its staff regarding any such comments.

(b)     Unless this Agreement is earlier terminated pursuant to Article IX, subject to the terms of Section 7.5, the Company shall include the portion of the Company Board Recommendation relating to the Merger and the adoption of this Agreement in the Proxy Statement.

7.4     Company Stockholder Meeting; Short-Form Merger.

(a)     If the Company Stockholders are required under the DGCL to adopt this Agreement in order to consummate the Merger, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as practicable following the date hereof solely for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL.

(b)     Each of Parent and Acquisition Sub shall vote all Company Shares acquired in the Offer (or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with the DGCL at the Company Stockholder Meeting or otherwise. Parent shall vote all of the shares of capital stock of Acquisition Sub beneficially owned by it, or sign a written consent in lieu of a meeting of the stockholders of Acquisition Sub, in favor of the adoption of this Agreement in accordance with the DGCL.

(c)     Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Merger can be effected pursuant to Section 251(h) of the DGCL, then following the consummation of the Offer, each of Parent, Acquisition Sub and the Company shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time (and in any event within one (1) Business Day), without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality, of the foregoing, neither Parent nor Acquisition Sub shall, or shall cause or permit any of their respective Affiliates or Representatives to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger.

(d)     Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Merger cannot be effected pursuant to Section 251(h) of the DGCL, then if Parent, Acquisition Sub and any other Subsidiary of Parent, holds in the aggregate at least ninety percent (90%) of the issued and outstanding Company Shares following the consummation of the Offer (including, if applicable, the exercise of the Top-Up Option), then each of Parent, Acquisition Sub and the Company shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL and upon the terms and subject to the conditions of this Agreement.

7.5     Company Board Recommendation.

(a)     Subject to the terms of Section 7.5(b) and Section 7.5(c), the Company Board shall recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Acquisition Sub pursuant to the Offer and, if required by the applicable provisions of Delaware Law, adopt this Agreement (the “Company Board Recommendation”).

(b)     Neither the Company Board nor any committee thereof shall: (x) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation; or (y) approve, endorse or recommend an Acquisition Proposal; (each of clauses “(x)” and “(y)”, a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, shall not be deemed to be a Company Board Recommendation Change. At any time following the making by any Person of a public Acquisition Proposal, Parent may submit a written request to the Company Board that the Company Board publicly reconfirm the Company Board Recommendation within five (5) Business Days after receipt of such a request.

(c)     Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board may: (i) make a Company Board Recommendation Change only in response to the Company receiving an unsolicited, bona fide written Acquisition Proposal that constitutes a Superior Proposal and not involving a breach of this Agreement or the Confidentiality Agreement or an Intervening Event; or (ii) if the Company has complied in all respects with Section 6.2, cause the Company to terminate this Agreement and, concurrently with or immediately after such termination, cause the Company to enter into a definitive written agreement providing for such Superior Proposal, which proposal did not result from any breach of Section 6.2, if and only if, in all cases (x) the Company Board determines in good faith, after consulting with and receiving advice from outside counsel, that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties and (y) the provisions of Section 7.5(e) are complied with.

(d)     Nothing in this Agreement shall prohibit the Company Board from: (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; and (ii) making any disclosure to the Company Stockholders that the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under Delaware Law; provided that, (x) clause (ii) of this Section 7.5(d) shall not in and of itself be deemed to permit the Company Board to make a Company Board Recommendation Change that would not otherwise be permitted pursuant to this Section 7.5, and (y) in either such case, any such statement(s) or disclosures made by the Company Board will be subject to the terms and conditions of this Agreement, including the provisions of Article IX.

(e)     (i) No Company Board Recommendation Change may be made in response to a Superior Proposal or Intervening Event and (ii) no termination of this Agreement in accordance with Section 7.5(c) may be made: (x) until the fourth (4th) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to, in the case of clause “(i)”, make such Company Board Recommendation Change (a “Company Board Recommendation Notice”), or in the case of clause “(ii)”, terminate this Agreement in accordance with this Section 7.5(e) (a “Notice of Superior Proposal”), which notice shall specify (1) in the case of such an action taken in connection with a Superior Proposal, the terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal and a copy of the then-current forms of all of the relevant proposed transaction documents related thereto, including definitive agreements with respect to such Superior Proposal), or (2) if the basis of the proposed action by the Company Board is an Intervening Event, a description of the Intervening Event; and (y) unless the Company shall have (A) during the four (4) Business Day period specified above (and any additional period related to a revision to the Superior Proposal, as provided below), negotiated, and caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) with respect to proposed adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal (or, in the case of a Company Board Recommendation Notice that is not related to a Superior Proposal, so that the failure to make such Company Board Recommendation Change is no longer inconsistent with the Company Board’s fiduciary duties); and (B) prior to or concurrently with a termination of this Agreement pursuant to Section 7.5(c), paid the Termination Fee required under Section 9.4(b).

The parties agree that, in the case of such actions taken in connection with a Superior Proposal, any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Board Recommendation Notice or Notice of Superior Proposal and an additional two (2) Business Day period (the period inclusive of all such days, the “Notice Period”). The Company agrees that: (i) during the Notice Period the Company shall, and shall cause its financial advisors and outside legal counsel to, negotiate with Parent in good faith if Parent indicates to the Company that it desires to negotiate the terms of this Agreement; and (ii) the Company shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether such Acquisition Proposal continues to constitute a Superior Proposal. The Company shall promptly keep Parent informed of all material developments affecting the material terms of any such Superior Proposal (and the Company shall provide Parent with copies of any additional material written materials received that relate to such Superior Proposal).

7.6     Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. None of the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 7.6 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 7.3 or following a Company Board Recommendation Change.

7.7     Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Acquisition Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

7.8     Access; Confidentiality.

(a)     At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, the Company shall afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information or (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information,; and provided further, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 7.8 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Acquisition Sub hereunder. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege including by providing such information in redacted form as necessary to preserve such a privilege or comply with such Law or otherwise make appropriate substitute disclosure arrangements, to the extent possible. Any investigation conducted pursuant to the access contemplated by this Section 7.8 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the properties of the Company or any of its Subsidiaries shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. Nothing in this Section 7.8 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

(b)     The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.8. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, each of the Company and Parent shall hold, and shall cause their respective Representatives to hold, all information received from the other party or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

7.9     Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.10     Directors’ and Officers’ Indemnification and Insurance.

(a)     The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all: (i) indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers as of the date of this Agreement and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Acceptance Time (the “Indemnified Persons”) and (ii) indemnification, expense advancement and exculpation provisions in any certificate of incorporation or bylaws or comparable organizational document of the Company or any of its Subsidiaries in effect on the date of this Agreement. In addition, during the period commencing at the Acceptance Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in a manner adverse to the Indemnified Persons except as required by applicable Law.

(b)     Without limiting the generality of the provisions of Section 7.10(a), during the period commencing at the Acceptance Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 7.10(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Acceptance Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 7.10(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c)     During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.10(c), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 7.10(c) of the Company Disclosure Letter); provided that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance provided, that, without the prior written consent of Parent, the Company may not expend per year coverage in excess of the Maximum Annual Premium for such “tail” policy. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.10(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d)     If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 7.10.

(e)     The obligations set forth in this Section 7.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.10(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.10, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.10(c) (and their heirs and representatives)) under this Section 7.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f)     The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 7.10 shall be joint and several.

(g)     Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.10 is not prior to or in substitution for any such claims under such policies.

7.11     Employee Matters.

(a)     For a period of one year following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide compensation and employee benefits (excluding equity based benefits and individual employment agreements) to Continuing Employees that are substantially comparable in the aggregate to either (i) the Employee Plans and any other employee benefit plans or other compensation and severance arrangements of the Surviving Corporation or any of its Subsidiaries (together, the “Company Plans” but excluding equity based benefits and individual employment agreements) on the date of this Agreement, or (ii)  the compensation, benefits and severance payments (other than equity based benefits and individual employment agreements) provided to similarly situated employees of Parent (“Parent Plans”). In each case, base salary or regular wages as of the Acceptance Time shall not be decreased for a period of one year for any Continuing Employee who continues to be employed by the Surviving Corporation or an Affiliate during that period.

(b)     To the extent that a Company Plan or Parent Plan is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Acceptance Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation shall take commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture and shall not limit future accruals.

(c)     Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, or (ii) subject to the limitations and requirements specifically set forth in this Section 7.11, require Parent or the Surviving Corporation to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time.

7.12     Obligations of Acquisition Sub. Parent shall take all action necessary to cause Acquisition Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

7.13     Notification of Certain Matters.

(a)     At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, the Company shall give prompt notice to Parent and Acquisition Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated hereby set forth in paragraphs (C)(2) and (C)(3) of Annex A to fail to be satisfied at the then scheduled expiration of the Offer; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 7.13(a).

(b)     At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Acquisition Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Acquisition Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement (including the Offer and the Merger) or the ability of Parent and Acquisition Sub to fully perform their respective covenants and obligations under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Acquisition Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 7.13(b).

7.14     Certain Litigation. The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any such stockholder litigation and no such settlement shall be agreed to without Parent’s prior consent (which approval will not be unreasonably withheld, conditioned or delayed).

7.15     Treatment of Company Warrants. The Company shall, in accordance with the terms of the Company Warrants, deliver notices to the holders of the Company Warrants, which notices shall inform such holders of the Offer and the Merger and contain such other information as the Company reasonably determines to be required pursuant to the terms of the Company Warrants, and Acquisition Sub and the Company shall permit such holders to participate in the Offer through the conditional exercise of such Company Warrants and tender of the underlying Company Shares received upon such exercise into the Offer.

Article VIII

CONDITIONS TO THE MERGER

8.1     Conditions. The respective obligations of Parent, Acquisition Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable law) prior to the Effective Time, of each of the following conditions:

(a)     Requisite Stockholder Approval. If the Company Stockholders are required under the DGCL to adopt this Agreement in order to consummate the Merger, the Requisite Stockholder Approval shall have been obtained.

(b)     Purchase of Company Shares. Acquisition Sub shall have accepted for payment and paid for all of the Company Shares validly tendered and not withdrawn pursuant to the Offer.

(c)     No Legal Prohibition. No Governmental Authority of competent jurisdiction in the United States shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States, or (ii) issued or granted any Order that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States.

Article IX

TERMINATION, AMENDMENT AND WAIVER

9.1     Termination Prior to the Acceptance Time. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party or parties hereto):

(a)     by mutual written agreement of Parent and the Company.

(b)     by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms of this Agreement and the Offer without Acquisition Sub having accepted for payment any Company Shares tendered pursuant to the Offer on or before January 2, 2015 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in (i) any of the conditions to the Offer set forth in Annex A having failed to be satisfied and such action or failure to act constitutes a material breach of this Agreement, or (ii) the expiration or termination of the Offer in accordance with the terms of this Agreement and the Offer without Acquisition Sub having accepted for payment any Company Shares tendered pursuant to the Offer and such action or failure to act constitutes a material breach of this Agreement.

(c)     by the Company:

(i)     in the event that (A) the Company is not then in material breach of this Agreement, and (B) Parent and/or Acquisition Sub shall have breached or otherwise violated any of their respective material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall have become inaccurate, which breach, violation or inaccuracy is incapable of being cured, or is not cured, by Parent and/or Acquisition Sub within twenty (20) calendar days following receipt of written notice from the Company of such breach, violation or inaccuracy and would reasonably be expected to prevent the consummation of the Offer prior to the Termination Date; or

(ii)     in accordance with Section 7.5(c).

(d)     by Parent in the event that (i) Parent and Acquisition Sub are not then in material breach of this Agreement, and (ii) the Company shall have breached or otherwise violated any of its material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case, such that (A) the conditions to the Offer set forth in Annex A are not capable of being satisfied by the Termination Date and (B) such breach, violation or inaccuracy is incapable of being cured, or is not cured, by the Company within twenty (20) calendar days following receipt of written notice from Parent of such breach, violation or inaccuracy.

(e)     by Parent, in the event that (i) the Company Board or any committee thereof shall have effected a Company Board Recommendation Change; or (ii) the Company Board shall have failed to publicly reconfirm the Company Board Recommendation within five (5) Business Days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a public Acquisition Proposal.

9.2     Termination Before or After Acceptance Time and Prior to Effective Time. Notwithstanding the prior adoption of this Agreement by the Company Stockholders in accordance with the DGCL, this Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.2 shall give prompt written notice of such termination to the other party or parties hereto), by either Parent or the Company if any Governmental Authority of competent jurisdiction in the United States shall have (a) enacted, issued or promulgated any Law that is in effect and has the effect of making the Offer and the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer and the Merger in the United States, or (b) issued or granted any Order that is in effect and has the effect of making the Offer and the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer and the Merger in the United States, and such Order has become final and non-appealable.

9.3     Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.1 or Section 9.2 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1 or Section 9.2, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 7.6, this Section 9.3, Section 9.4 and Article X, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby resulting from any breach of this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all remedies available at law or in equity. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.4     Fees and Expenses.

(a)     General. Except as set forth in this Section 9.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and/or the Merger is consummated. In the event that this Agreement is terminated by Parent pursuant to Section 9.1(d), then the Company shall pay to Parent all of the Expenses of Parent and Acquisition Sub. As used herein, “Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto and its Affiliates), incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and the prospectus contained therein, the filing of any required notices under applicable Antitrust Laws or other regulations and all other matters related to the Offer and the other transactions contemplated by this Agreement.

(b)     Company Payments.

(i)     The Company shall pay to Parent $9,275,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent, in the event that: (A) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b) solely as a result of the failure to satisfy the Minimum Condition prior to such termination; and (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 9.1(b) solely as a result of the failure to satisfy the Minimum Condition prior to such termination, a Competing Acquisition Transaction shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been withdrawn or otherwise abandoned; and (C) within twelve (12) months following the termination of this Agreement (the “Tail Period”) pursuant to Section 9.1(b) solely as a result of the failure to satisfy the Minimum Condition prior to such termination, the Company has entered into a definitive agreement with respect to any Competing Acquisition Transaction or any Competing Acquisition Transaction has been consummated. For purposes of the foregoing, a “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to “more than twenty percent (20%)” shall be deemed to be references to “a majority.”

(ii)     The Company shall pay the Termination Fee to Parent, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent, in the event that: (A) this Agreement is terminated by Parent pursuant to Section 9.1(d); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 9.1(d), a Competing Acquisition Transaction shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been withdrawn or otherwise abandoned; and (C) during the Tail Period, the Company has entered into a definitive agreement with respect to any Competing Acquisition Transaction or any Competing Acquisition Transaction has been consummated.

(iii)     In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as a condition to the effectiveness of such termination.

(iv)     In the event that this Agreement is terminated by Parent pursuant to Section 9.1(e), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent.

(c)     Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d)     Liquidated Damages. In the event that Parent shall receive the Termination Fee pursuant to Section 9.4(b)(ii), the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Acquisition Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination thereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Acquisition Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company arising out of this Agreement (and the termination thereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination.

9.5     Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under Delaware Law without such approval.

9.6     Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Article X

GENERAL PROVISIONS

10.1     Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Acceptance Time shall so survive the Acceptance Time in accordance with their respective terms. After the Acceptance Time, neither Parent nor Acquisition Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Acquisition Sub of any of its obligations hereunder.

10.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)           if to Parent or Acquisition Sub, to:

The Kroger Co.
1014 Vine Street
Cincinnati, OH 45201
Attention: General Counsel
Facsimile No.: 513-762-4935

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello and Matthew J. Gilroy
Facsimile No.: 212-310-8007

(b)          if to the Company, to:

Vitacost.com, Inc.
5400 Broken Sound Blvd. NW, Suite 500
Boca Raton, FL 33487
Attention: Chief Legal Officer
Facsimile No.: 561-443-2627

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
1700 K Street, NW
Washington, DC 20006
Attention: Robert Sanchez and Daniel Peale
Facsimile No.: 202-973-8899

10.3     Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent and Acquisition Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Acquisition Sub of any of their obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

10.4     Confidentiality. Parent, Acquisition Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, made as of March 28, 2014 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

10.5     Entire Agreement.

(a)     This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Confidentiality Agreement, the Support Agreement and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

(b)     EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, ACQUISITION SUB OR ANY OF THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.6     Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 7.10; (b) from and after the Acceptance Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive consideration pursuant to the Offer, as set forth in Article II; and (c) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration pursuant to the Merger, as set forth in Article III.

10.7     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8     Remedies.

(a)     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)     The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Acquisition Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Acquisition Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Acquisition Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement.

10.9     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.10     Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.11     WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.12     Company Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

10.13     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

THE KROGER CO.,
an Ohio corporation

By:	/s/Christine S. Wheatley
Name:	Christine S. Wheatley
Title:	Group Vice President, Secretary and
General Counsel

VIGOR ACQUISITION CORP.,
a Delaware corporation

By:	/s/Christine S. Wheatley
Name:	Christine S. Wheatley
Title:	President

[SIGNATURE PAGE TO MERGER AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

VITACOST.COM, INC.,
a Delaware corporation

By:	/s/ Jeffrey J. Horowitz
Name:	Jeffrey J. Horowitz
Title:	Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of July 1, 2014 (the “Agreement”) by and among The Kroger Co., an Ohio corporation (“Parent”), Vigor Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), and Vitacost.com, Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the obligations of Acquisition Sub to extend the Offer pursuant to the terms and conditions of the Agreement, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Acquisition Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any Company Shares that are validly tendered in the Offer and not withdrawn prior to the expiration of the Offer in the event that, at or prior to the expiration of the Offer: (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall not have expired or been terminated; (B) the Minimum Condition shall not have been satisfied; or (C) any of the following shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:

(1)     any Governmental Authority of competent jurisdiction in the United States shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger in the United States, or (ii) issued or granted any Order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States;

(2)     (i) the representations and warranties of the Company contained in Section 4.6(a), (b) and (c) (Capitalization) shall not be true and correct in all respects (other than de minimis amounts) immediately prior to the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in Section 4.1 (Organization; Good Standing), Section 4.2 (Corporate Power; Enforceability), Section 4.3 (Requisite Stockholder Approval), Section 4.6(d) (Capitalization), Section 4.25 (Brokers), and Section 4.27 (State Anti-Takeover Statutes) shall not be true and correct in all material respects immediately prior to the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) all other representations and warranties of the Company contained in the Agreement shall not be true and correct immediately prior to the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Company Material Adverse Effect;

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(3)     the Company shall have failed to perform in all material respects the obligations that are to be performed by it under the Agreement at or prior to the expiration of the Offer;

(4)     a Company Material Adverse Effect shall have arisen or occurred following the execution and delivery of this Agreement that is continuing as of immediately prior to the expiration of the Offer;

(5)     Parent shall not have received a certificate executed by a duly authorized officer of the Company dated as of the date of the Acceptance Time confirming on behalf of the Company that the conditions set forth in clauses (2), (3) and (4) of paragraph (C) of this Annex A are duly satisfied immediately prior to the Acceptance Time; or

(6)     the Agreement shall have been properly and validly terminated in accordance with its terms.

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